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                                                                   EXHIBIT 4.a.2

                          VOTING AND SUPPORT AGREEMENT


               AGREEMENT, dated October 31, 2000 (this "Agreement"), by and among Allied Capital Corporation, a Maryland corporation ("Acquiror"), Robert Tannenhauser, Carol Tannenhauser, David Tannenhauser, Emily Tannenhauser, Peter Blanck, Richard Blanck, Jennifer Goldstein, Dianne Rosenfeld, R. Matthew McGee and Futuronics Corporation, a New York corporation (collectively the "Shareholders").

                              W I T N E S S E T H:
                              - - - - - - - - - -

               WHEREAS, concurrently herewith, Acquiror and BLC Financial Services, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement) pursuant to which a subsidiary of Acquiror will be merged with and into the Company (the "Merger");

               WHEREAS, the Shareholders collectively own of record or are Beneficial Owners of shares (the "Shares"), par value $0.01 per share, of common stock of the Company ("Common Stock"); and

               WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Acquiror has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement.

               NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:



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               1. Provisions Concerning Shares. (a) Each Shareholder hereby agrees that during the period commencing on the date hereof and continuing until this provision terminates pursuant to Section 5 hereof, at any meeting of the holders of shares of Common Stock, however called, or in connection with any written consent of the holders of shares of Common Stock, such Shareholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned (as defined below) by such Shareholder, whether heretofore owned or hereafter acquired, (i) in favor of the adoption of the Merger Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by Acquiror, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (B) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation or By-Laws; (3) any other material change in the Company's corporate structure or business. None of the Shareholders shall enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements contained in Section 1 or 2 hereof. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person shall include securities Beneficially Owned by all other persons with whom such person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

               (b) In furtherance of the foregoing each Shareholder hereby agrees to vote in accordance with the provisions of the preceding paragraph.

        2.     Other Covenants, Representations and Warranties. Each
Shareholder hereby agrees, severally and not jointly, represents and warrants as to itself to Acquiror as follows:

               (a) Ownership of Shares. Each Shareholder is the Beneficial Owner of the number of shares set forth opposite such Shareholder's name on Schedule I hereton. On the date hereof, such Shares constitute all of the shares of Common Stock owned of record or Beneficially Owned by such Shareholder. Such Shareholder has with respect to the Shares Beneficially Owned by such Shareholder sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and, subject to the receipt of any required



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governmental approvals sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Shares Beneficially Owned by such Shareholder, with no limitations, qualifications or restrictions on such rights.

               (b) Power; Binding Agreement. Such Shareholder has all necessary power, authority or competence (if a natural person) to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. The execution and delivery of this Agreement by such Shareholder, the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized in the case of such Shareholder who is not natural a person by all requisite action on the part of such Shareholder, and no other corporate or other proceedings on the part of such Shareholder are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder, enforceable against such Shareholder in accordance with its terms.

               (c) No Conflicts. (A) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Shareholder and, the consummation by such Shareholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (1) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound, or (2) violation any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

               (d) No Solicitation. From and after the date hereof and continuing until this provision terminates pursuant to Section 5 hereof and except as permitted by the Merger Agreement, such Shareholder shall immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal. Such Shareholder shall not, directly or indirectly, through any officer, director, employee, representative or agent or any of the Company's Subsidiaries, (i) solicit or initiate any Acquisition Proposal, (ii) engage in negotiations or discussions concerning or provide any nonpublic information to any person or entity relating to, any Acquisition Proposal or (iii) agree to or approve any Acquisition Proposal.



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               (e) Restriction on Transfer, Proxies and Non-Interference. Such
Shareholder shall not, directly or indirectly, during the period commencing on the date hereof and continuing until this provision terminates pursuant to
Section 5 hereof: (i) except (A) as contemplated by the Merger Agreement, (B) as a result of the operation of law or (C) as in connection with the exercise of any Company Options, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of their Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares Beneficially Owned by such Shareholder into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling any of them from performing his or her obligations under this Agreement.

               (f) Reliance by Acquiror. Such Shareholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

               3. Further Assurances. From time to time, at the other party's request and without further consideration, each Shareholder, on the one hand, and Acquiror, on the other hand, shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable in Acquiror's reasonable judgment to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

               4. Stop Transfer. Each Shareholder agrees with, and covenants to, Acquiror that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

               5. Termination. Except as otherwise provided herein, the covenants and agreements contained in Sections 1 through 4 hereof with respect to the Shares shall terminate (a) in the event the Merger Agreement is terminated in accordance with the terms of Article 12 thereof, upon such termination, and (b) in the event the Merger is consummated, at the Effective Time.



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               6. Reorganization. Each shareholder and the Acquiror understands that the Merger is intended to qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, and agrees that it will not take any action or omit to take any action including taking any position on any tax return, inconsistent with such qualification or that would disqualify the Merger as a reorganization.

               7.  Miscellaneous.

               (a) Entire Agreement. This Agreement and constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

               (b) Assignment. Except for any assignment pursuant to a transfer permitted by Section 2(e)(i), this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

               (c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the relevant parties hereto.

               (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when sent by facsimile transmission (with receipt confirmed by an electronically generated written confirmation), addressed as follows (or to such other address as a party may designate by notice to the others):

If to the Shareholders: To the addresses set forth on the Signature Pages hereto with a concurrent copy to:

                      Weil, Gotshal & Manges LLP
                      767 Fifth Avenue
                      New York, New York  10153
                      Attention:  Simeon Gold
                      Telecopy No.:  (212) 310-8007


If to Acquiror:       Allied Capital Corporation
                      1919 Pennsylvania Ave., 3rd Floor
                      Washington, D.C., 20006



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                   Attention: Joan M. Sweeney
                   Telecopy No.: (202) 973-6351

                   with a concurrent copy to:

                   Sutherland Asbill & Brennan LLP
                   1275 Pennsylvania Avenue, N.W.
                   Washington, D.C.  20004
                   Attention: James D. Darrow
                   Telecopy No.: (202) 637-3593

               (e) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

               (f) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

               (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

               (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

               (i) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party



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hereto. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party hereto (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party thereto, nor any director, officer, employee, representative, agent or other controlling person of each of the parties hereto and their respective affiliates, shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

               (j) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

               (k) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

               (l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.



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               IN WITNESS WHEREOF, Acquiror and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

                                     ALLIED CAPITAL CORPORATION



                                     By: /s/ Joan Sweeney
                                         ----------------------------------
                                         Name:  Joan Sweeney
                                         Title: Managing Director and Chief
                                                Operating Officer


                                     /s/ Robert Tannenhauser
                                     ----------------------------------
                                     Robert Tannenhauser
                                     210 East 68th Street
                                     New York, NY 10022


                                     /s/ Carol Tannenhauser
                                     ----------------------------------
                                     Carol Tannenhauser
                                     210 East 68th Street
                                     New York, NY 10022


                                     /s/ Emily Tannenhauser
                                     ----------------------------------
                                     Emily Tannenhauser
                                     210 East 68th Street
                                     New York, NY 10022


                                     /s/ David Tannenhauser
                                     ----------------------------------
                                     David Tannenhauser
                                     210 East 68th Street
                                     New York, NY 10022



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                                     /s/ Peter Blanck
                                     ----------------------------------
                                     Peter Blanck
                                     3652 Forest Gate Drive
                                     Iowa City, Iowa 52240


                                     /s/ Richard H. Blanck, M.D.
                                     ----------------------------------
                                     Dr. Richard Blanck
                                     9 Hickory Road
                                     Manhasset Hills, NY 11040


                                     /s/ Jennifer Goldstein
                                     ----------------------------------
                                     Jennifer Goldstein
                                     50 West 72nd Street
                                     New York, NY 10023


                                     /s/ Dianne Rosenfeld
                                     ----------------------------------
                                     Dianne Rosenfeld
                                     RR #1, Box 427
                                     Amenia, NY 12501


                                     /s/ R. Matthew McGee
                                     ----------------------------------
                                     R. Matthew McGee
                                     101 Thomashire Court
                                     Richmond, VA 23229


                                     FUTRONICS CORPORATION
                                     3652 Forest Gate Drive
                                     Iowa City, Iowa 52240


                                     By: /s/ Peter Blanck
                                         ------------------------------
                                         Name:  Peter Blanck
                                         Title: Director


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